UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

SIERRA HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-8865	88-0200415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2724 North Tenaya Way
Las Vegas, Nevada    89128
(Address of principal executive offices including zip code)

(702) 242-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 16, 2005, Sierra Health Services, Inc., or Sierra, announced that it has reached a negotiated settlement with the United States Department of Defense for certain outstanding change order and bid price adjustments related to option period six and the phase-out of its military healthcare operations. Included in this settlement is the determination of the final military healthcare payable balance. For the second quarter of 2005, Sierra expects to report net gains of approximately $10.0 million, pre-tax, or $6.0 million, net of taxes, for these operations. This amount includes the Company's expected second quarter net gain of approximately $2.0 million for the phase-out of these operations. Consequently, Sierra is revising its expected earnings per share guidance for 2005. The Company had previously announced it had expected to earn between $3.35 and $3.45 per diluted share for 2005. Including this projected net gain from the military healthcare operations, the Company now expects to earn between $3.50 and $3.60 per diluted share for 2005.

Any statements made or issued that are not historical facts are forward-looking and should be considered in connection with certain cautionary statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and identify important risk factors that could cause our actual results to differ materially from those expressed in any projected, estimated or forward-looking statements relating to Sierra.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA HEALTH SERVICES, INC.

(Registrant)

Date: May 16, 2005

/S/ PAUL H. PALMER

Paul H. Palmer
Senior Vice President Chief Financial Officer and Treasurer (Chief Accounting Officer)